Contact:	Mark Hord ViewPoint Financial Group 972-578-5000, Ext. 7440	FOR IMMEDIATE RELEASE

ViewPoint Bank Announces Definitive Agreement
to Acquire Assets and Business of
Bankers Financial Mortgage Group, Ltd.

PLANO, Texas, August 14, 2007 -- ViewPoint Bank announced today that it has signed a definitive agreement to acquire, through its wholly-owned subsidiary Community Financial Services, Inc. (CFS), substantially all of the assets and the loan origination business of Dallas-based Bankers Financial Mortgage Group, Ltd. (BFMG). The terms of the agreement provide for an initial payment of approximately $1.2 million in cash and the possibility for additional payments of cash in the future based on the performance of CFS over a period of approximately four years.

BFMG was founded by current CEO Gerald R. Taylor in 1988 and originates residential mortgages through its retail employees and wholesale division, primarily in Texas. It has a track record of originating more than $350 million in mortgage loans per year, with a focus on conforming, agency-acceptable loans. The owners of BFMG will remain with CFS after the acquisition, with Taylor serving as president of CFS, which will operate under the name Bankers Financial Mortgage Group.

The acquisition will add 10 mortgage origination offices and 40 mortgage loan officers to CFS/ViewPoint Bank. BFMG is not a loan servicer or a portfolio lender, so no loans are being acquired in the transaction, nor will CFS assume any liabilities related to loans originated by BFMG prior to the closing.

Garold R. Base, president and CEO of ViewPoint Bank, stated, "We look forward to the completion of this acquisition and believe it will be earnings-accretive for the bank. We are excited about adding BFMG's business model to our origination network. We are very comfortable with their management team and the quality of loans BFMG originates. We also anticipate that we will enhance BFMG's financial performance through growth and the introduction of administrative synergies."

Taylor stated, "This relationship with ViewPoint Bank provides us with the financial foundation necessary to expand and grow our business. Our management philosophy parallels that of ViewPoint Bank's, making them a perfect fit for us. ViewPoint Bank is a highly respected leader among its peers due to its history of solid and consistent lending practices. We look forward to contributing to ViewPoint Bank's future."

Republic Strategic Advisory, Inc. acted as the investment banker for BFMG in the transaction.

ViewPoint Bank is the wholly owned subsidiary of ViewPoint Financial Group (NasdaqGS:VPFG). Headquartered in Plano, Texas, ViewPoint is the largest financial institution based in Collin County, with more than $1.6 billion in assets. It operates 32 branches, 14 of which are in-store locations and 3 of which are loan production offices. For more information, please visit www.viewpointbank.com.

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Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company's loan and investment portfolios; changes in management's business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report and factors set forth under Risk Factors in our Annual Report on Form 10-K.

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